UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2026

VIRIDIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Crescent Street, Suite 103A Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 272-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	VRDN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On May 27, 2026, Viridian Therapeutics, Inc. (the “Company”) completed a voluntary prepayment of all outstanding principal, accrued and unpaid interest, fees, costs and expenses, equal to approximately $55.1 million in the aggregate (the “Payoff Amount”), under the Loan and Security Agreement, entered into and effective as of April 1, 2022, by and among the Company, certain of its subsidiaries from time to time party thereto, Hercules Capital, Inc. (“Hercules”) and certain other lenders named therein, which was subsequently amended on August 7, 2023 and October 17, 2025 (as amended, the “Loan Agreement”). Upon receipt by Hercules of the Payoff Amount on May 27, 2026, all obligations, covenants, debts and liabilities of the Company under the Loan Agreement were satisfied and discharged in full, and the Loan Agreement and all other documents entered into in connection with the Loan Agreement were terminated.

The Loan Agreement provided for a term loan with aggregate maximum borrowings of up to $300 million (the “Term Loan”). Under the Loan Agreement, the Company borrowed $50 million. The Term Loan bore interest at a floating per annum rate equal to the greater of 8.95% and 1.45% above the Prime Rate (as defined in the Loan Agreement), provided that the interest rate did not exceed a per annum rate of 9.45%. Interest-only payments on the borrowings under the Loan Agreement were due through October 1, 2029, or if certain regulatory milestones were met, through October 1, 2030. After the interest-only payment period, borrowings under the Loan Agreement were due in equal monthly payments of principal and accrued interest until the maturity date of October 1, 2030.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viridian Therapeutics, Inc.

Date: May 28, 2026	By:	/s/ Stephen Mahoney
Stephen Mahoney
President and Chief Executive Officer